CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Tax Exempt Income Fund and Putnam Arizona Tax Exempt Income Fund

We consent to the use of our reports dated November 11, 2016, with respect to the financial statements of Putnam Tax Exempt Income Fund, and July 14, 2016 with respect to the financial statements of Putnam Arizona Tax Exempt Income Fund, included herein, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the heading “Independent Registered Public Accounting Firms” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 19, 2017